Exhibit 99.1

ABN AMRO Company Logo Here

ABN AMRO Mortgage Group, Inc.
4242 North Harlem avenue
Norridge, Illinois 60706-1204
(708) 456-0400

Affiliates:
LaSalle Bank
LaSalle Home Mortgage
Standard Federal Bank

CERTIFICATE OF COMPLIANCE

The undersigned, an officer of ABN AMRO Mortgage Group, Inc.,
(the "participant"), hereby certifies as follows:

1. I have made, or caused to be made under my supervision a review of the activities of ABN AMRO Mortgage Group, Inc.
     during the preceding calendar year ending December 31, 2000, with respect to performance under the

and

2. To the best of my knowledge, based on such review, there is as of this date, no default by ABN AMRO in the fulfillment of any of it's obligations under this issue.

In witness whereof the undersigned has this Certificate of Compliance this 1st day of March, 2001.


ABN AMRO Mortgage Group, Inc.
By:  /s/ Renee' B. Dettman
       Renee' B. Dettman
       Vice President